CERTAIN IDENTIFIED INFORMATION HAS BEEN  OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT

MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT

IF PUBLICLY DISCLOSED, AND HAS  BEEN MARKED WITH

“[***]” TO INDICATE WHERE OMISSIONS  HAVE BEEN MADE.

Exhibit 10.10

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), dated as of January 31, 2019 (the “Effective Date”), is made and entered into by and between Elanco Tiergesundheit AG, a Swiss corporation having place of business at Mattenstrasse 24A, 4058 Basel, Switzerland (“Elanco”) and Tarsus Pharmaceuticals, Inc., a Delaware corporation having its principal offices at 4590 MacArthur Blvd. Suite 500, Newport Beach, CA 92660 (“Tarsus”). Each of Elanco and Tarsus may be referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

A.    Elanco is the owner, and has the right to license the Licensed IP (as defined below) on and subject to the terms and conditions set forth in this Agreement.

B.    Tarsus wishes to license the Licensed IP, and Elanco is willing to grant to Tarsus a license under the Licensed IP, on and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

1.    CERTAIN DEFINITIONS. In addition to any terms defined elsewhere in this Agreement, the following terms, when used in this Agreement, shall have the meanings set forth in this Section 1.

1.1    “Affiliate” means, with respect to an entity, any other entity which controls, is controlled by, or is under common control with such first entity (but only so long as such control exists), whether as of the Effective Date or any time after the Effective Date. The term “control”, in relation to an entity, means the ownership or control, directly or indirectly, of fifty percent (50%) or more of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority of such entity.

1.2    “Applicable Law” means, with respect to any Person or matter, any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, requirements and injunctions adopted, enacted, implemented, promulgated, issued, entered by or under the authority of any governmental body having jurisdiction over such Person or matter or any Person’s properties or assets.

1.3    “Commercially Reasonable Efforts” of a Party means, with respect to an objective, the reasonable, diligent, good faith efforts of a Party, (which it may effect through the efforts of its Affiliates, and sublicensees) of the type to accomplish such objective as a similarly situated (with respect to size, stage of development, and assets) pharmaceutical company, as the case may be, would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that, with respect to efforts to be expended in relation to a product (including implementation of development and commercialization strategies), such efforts shall be substantially equivalent to those efforts and resources that a similarly situated pharmaceutical company, as the case may be, would typically devote to its own internally discovered compound or product, which compound or product is at a similar stage in its development or product life and is of similar market and economic potential as products expected to result from the Compounds at a similar stage in their development or product life, taking into account the risks of development, the commercial potential for the Product, its proprietary position and other relevant factors.

1.4    “Compound” means Lotilaner and any salts, stereo isomers, prodrug, ester, metabolite, solvate, or polymorph thereof, and any derivative of the foregoing containing one or more atoms substituted with a radioisotope (including a derivative containing deuterium).

1.5    “Confidential Information” means information that is disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement (which may include, without limitation, trade secrets, technology, information pertaining to business operations and strategies, and information pertaining to customers, pricing and marketing information) or considered confidential under the Confidentiality Agreement as well as all information provided in the data room by Elanco as of the Effective Date. Confidential Information does not include information that: (a) was already known to the Receiving Party prior to disclosure by the Disclosing Party; (b) is independently developed by the Receiving Party; (c) was or becomes generally known by the public other than as a result of a breach of this Agreement or the Confidentiality Agreement by the Receiving Party; or (d) was received by the Receiving Party from a Third Party who was not, at the time of disclosure, under any obligation to the Disclosing Party or any of its Affiliates to maintain the confidentiality of such information.

1.6    “Confidentiality Agreement” means that certain Confidentiality Agreement by and between Elanco and Tarsus effective May 3, 2018.

1.7    “Control”, “Controls” or “Controlled by” means, with respect to any item of or right under any intellectual property, as the context requires, the possession (whether by ownership or license, other than pursuant to this Agreement) or ability of a Party to grant access to, or a license or sublicense of, such items or rights.

1.8    “Cover” with respect to any subject matter (e.g. a Licensed Product), means that absent a license, the making, having made, using, importing, offering to sell or selling such subject matter would infringe a Valid Claim.

1.9    “Cut-off Date” means the second (2nd) anniversary of the Effective Date.

1.10    “Enroll” or “Enrollment” with respect to a clinical trial means a patient is dosed with the applicable investigatory drug.

1.11    “FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

1.12    “Field” means the treatment, palliation, prevention, or cure of any disease or condition in eye care or dermatology in humans.

1.13    “First Commercial Sale” for a country means the first commercial sale of a Licensed Product to a Third Party by Tarsus or any of its Affiliates or sublicensees of such Licensed Product after final approval by the applicable government authority to market such product for human use in such country (e.g. NDA approval). “First Commercial Sale” excludes the sale of a Licensed Product for use in a clinical trial or for expanded access (or similar term) and any sale of any Licensed Product by Tarsus or any of its Affiliates or sublicensees to or among themselves.

1.14    “INAD” means an Investigational New Animal Drug filed with the FDA or the equivalent application or filing filed with any equivalent agency or government authority outside of the United States (including any supra-national agency such as in the European Union) necessary to commence animal clinical trials in such jurisdiction, and including all regulations at 21 CFR § 511.1, and equivalent foreign regulations.

1.15    “IND” means an Investigational New Drug Application filed with the FDA or the equivalent application or filing filed with any equivalent agency or government authority outside of the United States

(including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction, and including all regulations at 21 CFR § 312 et. esq., and equivalent foreign regulations.

1.16    “Know-How” means all know-how relating to the Compound or any Licensed Product, including, without limitation, inventions (whether patentable or not), technology, discoveries, methods, techniques, and scientific information, medical information, all manufacturing, preclinical, and clinical data, materials, samples, protocols, specifications, processes, structures, trade secrets, analytical and quality control information and procedures, pharmacological, toxicological, and clinical test data and results, stability data, and studies and procedures.

1.17    “Licensed Know-How” means all Know-How Controlled by Elanco as of the Effective Date.

1.18    “Licensed IP” means the Licensed Patents and the Licensed Know-How.

1.19    “Licensed Patents” means (a) the patents and patent applications set forth in Exhibit A hereto or otherwise Controlled by Elanco or any of its Affiliates as of the Effective Date and Covering any product that contains a Compound as an active pharmaceutical ingredient (alone or with other active ingredients) in any forms, presentations, formulations or dosage strengths, or any manufacture or use of the foregoing, (b) any patent or patent application Covering any product that contains a Compound as an active pharmaceutical ingredient (alone or with other active ingredients) in any forms, presentations, formulations or dosage strengths, or any manufacture or use of the foregoing where the patent or patent application Covers Know-How Controlled by Elanco or any of its Affiliates and arises after the Effective Date and prior to the Cut-off Date; (c) any patent application filed after the Effective Date on any of the Licensed Know-How; (d) any patent applications claiming priority to any of the foregoing, including continuations, divisionals, continuation-in-part and foreign patent applications, (e) all patents issuing from any of the foregoing patent applications described in (a) through (d); and (f) all reissues, reexaminations, renewals, re-validations, re-registrations, patents of addition, supplementary patent certificates and extensions of any of the foregoing. Notwithstanding the foregoing, the Licensed Patents do not include the Tarsus Patents.

1.20    “Licensed Product” means any product that: (a) contains a Compound as an active pharmaceutical ingredient (alone or with other active ingredients) in any forms, presentations, formulations or dosage strengths; or (b) the manufacture, sale, use or importation of which, absent the license granted to Tarsus from Elanco under this Agreement, would infringe a Valid Claim of a Licensed Patent.

1.21    “Major European Country” means any of Germany, France, Spain, Italy, and the United Kingdom.

1.22    “MTA” means that certain Material Transfer Agreement dated on or around September 25, 2018.

1.23    “NADA” means a New Animal Drug Application, or any successor applications or procedures, filed with the FDA for approval to market and sell a product in the United States.

1.24    “NDA” means a New Drug Application, or any successor applications or procedures, filed with the FDA for approval to market and sell a product in the United States.

1.25    “Net Sales” means, with respect to a Licensed Product, the gross amount invoiced by Tarsus (including a Tarsus Affiliate) or any sublicensee thereof to unrelated Third Parties, excluding any sublicensee, for such Licensed Product in the Territory during the Royalty Term in the country of sale, less the following items applied consistent with U.S. Generally Accepted Accounting Principles:

(a)    Trade, quantity and cash discounts allowed;

(b)    Discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price;

(c)    Licensed Product returns and allowances;

(d)    That portion of the sales value associated with drug delivery systems, where applicable;

(e)    Any tax imposed on the production, sale, delivery or use of the Licensed Product, including, without limitation, sales, use, excise or value added taxes;

(f)    Wholesaler inventory management fees;

(g)    Allowance for distribution expenses; and

(h)    Any other similar and customary deductions which are in accordance with GAAP.

Such amounts shall be determined from the books and records of Tarsus, Affiliates of Tarsus or any sublicensee maintained in accordance with U. S. Generally Accepted Accounting Principles consistently applied. Tarsus further agrees in determining such amounts, it will use Tarsus’s then current standard procedures and methodology, including Tarsus’s then current standard exchange rate methodology, utilizing a reputable source such as the Wall Street Journal or Reuters, for the translation of foreign currency sales into U.S. Dollars. For purposes of determining Net Sales, (i) sales of a Licensed Product shall not include transfers, uses or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes, and (ii) sales between or among Tarsus, its Affiliates and sublicensees for re-sale shall be excluded from the computation of Net Sales, but subsequent sales by Tarsus or its Affiliates to third parties shall be included in the computation of Net Sales.

1.26    “Person” means any individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

1.27    “Phase 2 Clinical Trial” means a clinical trial phase 2a, 2b or adaptive design that is both (a) designed to evaluate clinical efficacy and safety for a pharmaceutical product, in a manner that is generally consistent with 21 C.F.R. § 312.21(b), as amended (or its successor regulation) and/or any analogous applicable law outside of the United States, as applicable, and (b) is necessary to enable Regulatory Approval in the United States or any Major European Country.

1.28    “Phase 3 Clinical Trial” means a pivotal clinical trial that both (a) has a defined dose or a set of defined doses of a pharmaceutical product designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21 C.F.R. § 312.21(c), as amended (or its successor regulation) and/or any analogous applicable law outside of the United States, as applicable, and (b) is necessary to enable Marketing Approval in the United States or any Major European Country.

1.29    “Regulatory Approval” in a particular country means all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, and authorizations of any federal, national, multinational, state, provincial or local Regulatory Authority, department, bureau and other governmental entity that are necessary for the marketing and sale of a Licensed Product in a country.

1.30    “Regulatory Authority” means any applicable governmental authority responsible for granting Regulatory Approvals or pricing approvals for Licensed Products, including the FDA, the European Medicines Agency and any corresponding national or regional regulatory authorities.

1.31    “Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registrations, approvals and other filings made to or received from a Regulatory Authority relating to any Licensed Product, including, without limitation, INADs, INDs clinical trial applications, NADAs, NDAs and any other marketing authorizations.

1.32    “Regulatory Materials Receipt” means the date on which Elanco provides Tarsus with the Regulatory Materials in existence as of the Effective Date that are reasonably necessary to research, develop, make, use or otherwise exploit Licensed Products in the Field in the Territory. Such materials include, without limitation, [***], FDA approval letter, and FDA correspondence related to 21Sep18 Safety Communication.

1.33    “Royalty Term” means, with respect to any Licensed Product in a given country, the period of time commencing on the date of the First Commercial Sale of such Licensed Product in such country and ending on the latest of: (a) expiry of the last-to-expire of the Licensed Patents which has at least one (1) Valid Claim Covering such Licensed Product in such country; (b) the expiration of regulatory exclusivity for such Licensed Product in such country; and (c) ten (10) years after first commercial sale of such Licensed Product in such country.

1.34    “Sensitive Transfer” means a transfer to a new supplier requiring either a technology transfer, a method transfer or another form of transfer of Licensed Know-How.

1.35    “Sublicense Revenue” means payments that Tarsus receives in consideration for a sublicense of rights under the Licensed IP.

1.36    “Tarsus IP” means the Tarsus Patents and the Tarsus Know-How. Tarsus IP does not include the Licensed IP.

1.37    “Tarsus Know-How” means Know-How Controlled by Tarsus as of the Effective Date, excluding Licensed Know-How.

1.38    “Tarsus Patents” means (a) patents and patent applications Controlled by Tarsus as of the Effective Date and related to the Compound and Licensed Product; (b) any patent applications claiming priority to any of the foregoing, including continuations, divisionals, continuation-in-part (to the extent the claims thereof are entitled to such priority) and foreign patent applications, and (c) all patents issuing from any of the foregoing patent applications described in (a) through (b), including all reissues, reexaminations and extensions thereof. Notwithstanding the foregoing, the Tarsus Patents do not include the Licensed Patents.

1.39    “Territory” means the entire world.

1.40    “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.41    “Valid Claim” means any claim of any issued and unexpired Licensed Patent that has not been disclaimed, abandoned, revoked or held unpatentable, invalid or unenforceable by final decision of a court or other governmental body of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal. “Valid Claim” shall include any pending claim of any Licensed Patent that has been pending for less than [***] years but shall exclude pending claims that have been pending, without approval, for [***] years or more.

2.    LICENSE GRANT; UPSTREAM AGREEMENTS.

2.1    Elanco License. Elanco hereby grants to Tarsus and its Affiliates an exclusive (even as to Elanco), perpetual, sublicensable (through multiple tiers), royalty-bearing license, under the Licensed IP, to research, develop, make, use, sell, offer for sale, import and otherwise exploit Licensed Products in the Field in the Territory. Each sublicensee shall agree to comply with the following terms and conditions of this Agreement: Section 2.3, allowing an audit pursuant to Section 6.6, Section 9.2(b) (with respect to the activities of sublicensee and its Affiliates), and Section 10 (with respect to the Confidential Information of Elanco). Tarsus remains fully responsible and liable under this Agreement irrespective of any sublicense.

2.2    Tarsus License. Tarsus hereby grants to Elanco a worldwide non-exclusive, perpetual, sublicensable (through multiple tiers), royalty-free license, under the Tarsus IP, to research, develop, make, use, sell, offer for sale, import and otherwise exploit Compounds and Licensed Products outside the Field. Tarsus may sublicense any or all rights and/or obligations under this Agreement.

2.3    Right of Reference; Samples. Each Party has right to reference and receive access to all Regulatory Materials for the Compound (and any chemical alteration or improvement of the Compound (e.g. pursuant to Section 8.3)) that are Controlled by the other Party, its Affiliates, or its sublicensees, whether existing as of the Effective Date, generated from any activities of the Parties in connection with this Agreement, solely for the purposes set forth in this Agreement, or otherwise existing after the Effective Date. Elanco will provide Tarsus with reasonable samples of (a) Elanco’s chemical alterations or improvements of the Compound, (b) the Compound’s related substances, and/or (c) reference standards for the Compound, in each case, after Tarsus’s request(s) from time to time. Tarsus shall pay Elanco for such samples at an amount equal to [***] paid by Elanco for such samples plus [***]% thereof.

3.    REGULATORY TRANSFER; KNOW-HOW TRANSFER.

3.1    Within [***] days following the date Tarsus pays Elanco the Upfront Payment, Elanco shall provide all information regarding the Licensed Know-How that is Controlled by Elanco as of the Effective Date and is reasonably necessary to research, develop, make, use, or otherwise exploit Licensed Products in the Field in the Territory. Additionally, if Tarsus engages a third party other than Siegfried to manufacture the Licensed Product and such manufacture requires material manufacturing Know-How not previously provided to Tarsus then Elanco shall provide (or cause Siegfried to provide) such Know-How and Tarsus shall pay Elanco $[***] within thirty (30) days after its receipt of all of such Know-How. Provided in any case that Elanco shall only be obliged to provide information to a third party that has been selected in compliance with Section 8.4.

3.2    Promptly after the Effective Date, Elanco shall provide Tarsus with all Regulatory Materials that are reasonably necessary to research, develop, make, use or otherwise exploit Licensed Products in the Field in the Territory, but, in any case, Elanco shall not be required to provide any particular Regulatory Material to Tarsus more than once. Elanco shall continually provide Tarsus with any relevant updates to the Regulatory Materials promptly after their creation or receipt (as the case may be).

4.    DEVELOPMENT AND COMMERCIALIZATION.

4.1    General; Diligence. Following the Effective Date, as between the Parties, Tarsus, at its expense, shall be responsible for conducting (or causing its Affiliates or sublicensees to conduct) the development and commercialization of the Licensed Products in the Field in the Territory. Tarsus shall use Commercially Reasonable Efforts to develop the Licensed Products and seek and obtain Regulatory Approval for Licensed Products in the Field in the Territory. A summary of the currently intended development activities is attached as Exhibit D.    Elanco’s sole and exclusive remedy for Tarsus’s breach of the foregoing sentence is termination of this Agreement pursuant Section 11.2.

4.2    Regulatory. As between the Parties, Tarsus (or its Affiliates or sublicensees) shall be solely responsible, for all regulatory matters relating to the development and commercialization of the Licensed Products in the Field in the Territory and shall coordinate and control the related regulatory strategy and interactions with Regulatory Authorities for the Licensed Products at its own cost. Each Party shall keep the other Party informed about the regulatory process and status for Licensed Products and shall immediately or no later than five (5) business days inform the other Party of any human exposure serious adverse event (as defined in 21 CFR 312.32 and CFR 514.3) or such other matters agreed to in any pharmacovigilance or that would otherwise reasonably be expected to materially adversely affect the other Party’s regulatory process for the Licensed Products.

4.3    Progress Reports. Within [***] days after January 1 of each year prior to First Commercial Sale, Tarsus shall submit to Elanco a progress report covering in reasonable detail the activities of Tarsus including a listing of serious adverse events, its Affiliates and sublicensees, as applicable, related to the development, regulatory status and commercialization of the Licensed Products in the Territory. All reports provided by Tarsus to Elanco under this Section 4.3 shall be considered Tarsus’s Confidential Information.

4.4    Reversion of Rights.

(a)    If neither Tarsus nor any of its Affiliates or sublicensees achieve any of the milestones set forth in Exhibit B (each a “Diligence Milestone”) by the corresponding achievement deadline date set forth in Exhibit B except for reasons outside of Tarsus’ reasonable control, Elanco shall (as its sole and exclusive remedy for such failure) have the right to terminate the Agreement if such Diligence Milestone remains unmet one hundred twenty (120) days after Elanco provides Tarsus notice of such failure.

(b)    If neither Tarsus nor any of its Affiliates or sublicensees achieve any of the milestones set forth in Exhibit C (each a “Dermatology Milestone”) by the corresponding achievement deadline date set forth in Exhibit C except for reasons outside of Tarsus’ reasonable control, Elanco shall (as its sole and exclusive remedy for such failure) have the right to reduce the Field of Use to “the treatment, palliation, prevention, or cure of any disease or condition in eye care in humans” if such Dermatology Milestone remains unmet one hundred twenty (120) days after Elanco provides Tarsus notice of such failure.

(c)    Tarsus may, at its option, increase all of the milestone dates set forth in Exhibit B and Exhibit C one time by [***] months by making a one-time payment of $[***].

(d)    In the case of termination pursuant to Section 4.4(a), Elanco shall be granted nonexclusive, sublicensable rights to the Tarsus Know-How and Tarsus Licensed Patents to develop, manufacture, and commercialize the Compound and Licensed Products in the Field and be provided with Tarsus Know-How (including such regulatory documentation corresponding to the Licensed Product) but not any other assets of Tarsus. Such rights shall be fully paid and royalty free.

5.    JOINT STEERING COMMITTEE.

(a)    The parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) consisting of two (2) representatives from each party, which shall serve as a way for Tarsus to inform (and seek advice from) Elanco in the development and Regulatory Approval efforts for the Licensed Product in the Territory and other efforts under this License Agreement. Each party will provide the other Party Notice with the name, title, email address, telephone number of their respective Steering Committee Members. The JSC shall meet as needed but not less than on a quarterly basis (or such other frequency as determined by the JSC).

(b)    The Steering Committee meetings will be at times agreed by the Parties and will be in such form (e.g. in person, telephone, or video conference) as the members of the Steering Committee agree.

(c)    A party may change one or more of its representatives to the Steering Committee at any time. Members of the Steering committee may be represented at any meeting by another member of the Steering committee or by a proxy. Either Party may permit additional employees and consultants to attend and participate in the Steering Committee, subject to the confidentiality provisions of the agreement. Each Party is responsible for travel costs for their representatives associated with attending in person JSC meetings.

(d)    The Steering Committee will be responsible for keeping accurate minutes of its deliberations that record decisions and all actions recommended or taken. Within thirty (15) business days of each JSC meeting, the Parties will be provided with draft minutes of such meeting. Minutes will be deemed approved unless a Steering Committee representative of either Party objects to the accuracy of such minutes. In the event that any such objection is not resolved by the Steering Committee such minutes will be amended to reflect the unresolved objection. All records of the Steering Committee will be considered confidential information and available to both Parties.

6.    PAYMENTS TO ELANCO.

6.1    Upfront Payment. Tarsus shall pay to Elanco an upfront fee of one million dollars (US$1,000,000) (the “Upfront Payment”) within [***] days after the Effective Date.    The Upfront Payment shall not apply if Tarsus does terminate this Agreement pursuant to Section 11.2(c).

6.2    Milestones.

(a)    First Indication Development Milestones. Tarsus shall pay to Elanco the following one-time milestone payments upon the first achievement of the applicable milestone event set forth below by Tarsus or any of its Affiliates or sublicensees after the Effective Date:

(i)    [***] dollars upon the [***] of [***] of a Licensed Product;

(ii)    [***] dollars upon [***] of [***] of a Licensed Product;

(iii)    [***] dollars upon the [***] of a Licensed Product in [***];

(iv)    [***] dollars upon the [***] of a Licensed Product in [***];

(v)    [***] dollars upon the [***] of a Licensed Product in [***]; and

(vi)    [***] dollars upon the [***] of a Licensed Product in [***].

Each of the foregoing milestone payments set forth in this Section 6.2(a) shall be paid no more than once, irrespective of how many Licensed Products achieve each milestone or how many times a Licensed Product achieves such milestone. Accordingly, in no event shall Tarsus pay Elanco more than ten million dollars ($10,000,000) in the aggregate pursuant to this Section 6.2(a). Each milestone payment due pursuant to this Section 6.2(a) shall be paid within [***] days after the achievement of the applicable milestone.

For all purposes of Section 6.2, all indications for the treatment of any type of Blepharitis shall be deemed the same indication. For example, [***].

(b)    Development Milestones for Other Indications. Tarsus shall pay to Elanco the following one-time milestone payments upon the first achievement of the applicable milestone event set forth below by Tarsus or any of its Affiliates or sublicensees after the Effective Date:

(i)    [***] dollars upon the [***] of [***] of a Licensed Product for [***];

(ii)    [***] dollars upon the [***] of [***] of a Licensed Product for [***];

(iii)    [***] dollars upon the [***] of a Licensed Product in [***];

(iv)    [***] dollars upon the [***] of a Licensed Product in [***];

(v)    [***] dollars upon the [***] of a Licensed Product in [***]; and

(vi)    [***] dollars upon the [***] of a Licensed Product in [***].

Each of the foregoing milestone payments set forth in this Section 6.2(b) shall be paid no more than once, irrespective of how many Licensed Products achieve each milestone or how many times a Licensed Product achieves such milestone. Accordingly, in no event shall Tarsus pay Elanco more than ten million dollars ($10,000,000) in the aggregate pursuant to this Section 6.2(b). Each milestone payment due pursuant to this Section 6.2(b) shall be paid within [***] days after the achievement of the applicable milestone.

(c)     Sales Milestones. Tarsus shall pay to Elanco the following one-time milestone payments upon the first achievement of the applicable milestone event set forth below:

(i)    [***] dollars after the first calendar year in which Net Sales for such calendar year exceed [***] dollars;

(ii)    [***] dollars after the first calendar year in which Net Sales for such calendar year exceed [***] dollars; and

(iii)    [***] dollars [***] after the first calendar year in which Net Sales for such calendar year exceed [***] dollars.

Each of the foregoing milestone payments set forth in this Section 6.2(c) shall be paid no more than once, irrespective of how many times each milestone is achieved. Accordingly, in no event shall Tarsus pay Elanco more than sixty five million dollars ($65,000,000) in the aggregate pursuant to this Section 6.2(c). Each milestone payments due pursuant to this Section 6.2(c) shall be paid within [***] days after the close of the calendar quarter in which such milestone is achieved.

6.3    Sublicense Income. Tarsus shall pay Elanco a percentage of all Sublicense Revenue. The percentage of such Sublicense Revenue that shall be paid to Elanco shall be as follows:

(a)    Until first dosing of a Licensed Product in a [***]: [***]%;

(b)    After first dosing of a Licensed Product in a [***] until first dosing of a [***]: [***]%;

(c)    After first dosing of a Licensed Product in a [***] until first [***] of a Licensed Product: [***]%; or

(d)    After first [***] of a Licensed Product and thereafter: [***]%.

For clarity, and without limitation, none of the following shall be deemed Sublicense Revenue: [***]

6.4    Royalties.

(a)    Royalty Rate. Subject to the other terms of this Section 6.4, for each calendar year during the Royalty Term Tarsus shall pay:

(i)    a [***] percent royalty on the first [***] dollars of Net Sales of a Licensed Product in such calendar year;

(ii)    a [***] percent royalty on the next [***] dollars of Net Sales of a Licensed Product in such calendar year (i.e. the portion of such Net Sales between US$[***] and $US[***] in such calendar year);

(iii)    a [***] percent royalty on the next [***] dollars of Net Sales of a Licensed Product in such calendar year (i.e. the portion of such Net Sales between US$[***] and $[***] in such calendar year); and

(iv)    a [***] percent royalty on all Net Sales of a Licensed Product in such calendar year in excess of [***] dollars (i.e. the portion of such Net Sales over $[***] in such calendar year).

(b)    No Multiple Royalties. No multiple royalties shall be payable hereunder because the use, manufacture or sale of any Licensed Product is Covered by more than one Valid Claim.

(c)    Timing of Payments; Reports.    Commencing with the calendar quarter during which the First Commercial Sale of the first Licensed Product is made anywhere in the Territory, and for each calendar quarter thereafter during the Royalty Term during which royalties are due hereunder, Tarsus shall provide Elanco with a report that contains the following information for the applicable calendar quarter, on a Licensed Product-by-Licensed Product and country-by-country basis: (i) the amount of gross sales of the Licensed Products, (ii) an itemized calculation of Net Sales showing deductions provided for in the definition of “Net Sales”, (iii) a calculation of the royalty payment due on such sales, and (iv) the exchange rate for such country. Tarsus shall provide such report and make corresponding payment to Elanco within forty five (45) days after the end of each calendar quarter.

(d)    Exchange Rate. When conversion of payments from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the rate of exchange published in the Wall Street Journal on the last business day of the applicable calendar quarter for which payment is due.

(e)    No deductions for third party licenses. No deductions from any payments under this agreement shall be made because Tarsus is required to make payments, royalty payments or otherwise, to third parties to obtain rights or licenses to intellectual property rights in respect of a Licensed Product.

(f)    Royalty Reduction. If at any time during the Royalty Term for a given Licensed Product in a given country, there is no Valid Claim Covering such Licensed Product in such country, then the royalty rate payable by Tarsus pursuant to Section 6.4(a) shall be reduced to [***] percent of the rates set forth in Section 6.4(a).

6.5    Mode of Payment. Tarsus shall pay all payments to Elanco under this Agreement by wire transfer of immediately available funds to a USD functional bank account designated in writing by Elanco, in U.S. Dollars or such other currency as the Parties may mutually agree in writing.

6.6    Audit. Tarsus shall keep or cause to be kept books of account containing all information that may be necessary for the purpose of calculating amounts payable by Tarsus in connection with this Agreement for a period of three (3) calendar years following the end of the calendar year during which such amounts were payable. Elanco may appoint an independent public accountant (on a non-contingency basis and reasonably acceptable to Tarsus; any “Big 4” accountant shall be deemed acceptable to Tarsus), at Elanco’s expense and subject to such accountant entering into a confidentiality agreement with Tarsus, to inspect such books of account in order to verify the calculation of any amounts payable to Elanco hereunder. Such inspections shall be performed not more frequently than once in any twelve (12) month period and upon reasonable prior written notice, and shall be conducted during regular business hours in such a manner as to not unreasonably interfere with Tarsus’s normal business activities. Elanco’s accountant may only share with Elanco the report containing the summary results of its inspection, but not the books of account reviewed by the accountant during the audit, and such report shall constitute Tarsus’s Confidential Information. If any such inspection reveals that any payment which should have been paid by Tarsus is greater than those which were actually paid by it and such underpayment is not disputed by Tarsus, then Tarsus shall promptly pay the underpaid amount to Elanco. If the undisputed payments which should have been paid by Tarsus are at least [***] percent greater than those which were actually paid by Tarsus, then Tarsus shall also reimburse Elanco for the reasonable out-of-pocket costs of such inspection.

6.7    Taxes. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from its activities or receipt of payments under this Agreement. To the extent Tarsus is required to deduct and withhold taxes on any payment to Elanco hereunder, it shall deduct such amounts from payments to Elanco and pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Elanco an official tax certificate or other evidence of such withholding sufficient to enable Elanco to claim such payment of taxes. Elanco shall provide Tarsus any tax forms that may be reasonably necessary in order for Tarsus not to withhold tax or to withhold tax at a reduced rate under an Applicable Law or bilateral income tax treaty.

6.8    Sales Forecast. Within [***] days after January 1 of each calendar year, Tarsus shall provide Elanco with Tarsus’s projected Net Sales over the next [***] calendar years. For clarity, such projections would be for informational purposes only and the foregoing is not binding on Tarsus in any way.

7.    INTELLECTUAL PROPERTY.

7.1    Prosecution and Maintenance of Licensed Patents.

(a)    Elanco shall be solely responsible for prosecution and maintenance of the Licensed Patents including, but not limited to, the filing of patent applications included therein. Elanco shall keep Tarsus reasonably informed with respect to the status and progress of any such applications, prosecutions and maintenance activities. Elanco shall consider in good faith the comments of Tarsus with respect to any such applications and prosecutions and maintenance activities.

(b)    Elanco may, in its sole discretion, elect to abandon any issued patent or pending patent application included in the Licensed Patents, or not file any patent application with respect thereto in any country. Prior to any such abandonment or decision not to file in any country, Elanco shall give Tarsus at least [***] days’ notice and a reasonable opportunity to take over such maintenance, prosecution or filing. In such event, Tarsus shall have the right, but not the obligation, to commence or continue such maintenance, prosecution or filing under its own control and at its sole expense. Tarsus shall have no further payment obligations (including with respect to royalties and milestone payments) or other obligations to Elanco with respect to any such patents or patent applications or patents issuing from such applications.

7.2    Enforcement of Licensed IP.

(a)    During the Royalty Term, each Party shall promptly provide written notice to the other Party of any actual or alleged infringement or misappropriation in the Field by any Third Party of any intellectual property rights included in the Licensed IP of which it becomes aware. Elanco shall have the first right, but not the obligation, to enforce the Licensed IP against any such infringement or misappropriation claim in the Field at its own expense and utilizing counsel of its choice. Elanco shall neither settle nor voluntarily dispose of any action to enforce the Licensed IP in the Field without Tarsus’s written consent. If Elanco desires to voluntarily dispose of any action to enforce the Licensed IP in the Field then Elanco shall notify Tarsus and offer Tarsus the opportunity to assume control of such enforcement action (“Voluntary Disposal Notice”). If Tarsus notifies Elanco of its election to assume control of such enforcement action then Elanco shall take all reasonable actions necessary to allow Tarsus to properly do so. Elanco may voluntarily dispose of such enforcement action if: (i) Tarsus notifies Elanco that it does not desire to assume control of such enforcement action; or (ii) Tarsus does not notify Elanco of any election within [***] days after Elanco provides Voluntary Disposal Notice.

(b)    With respect to any potential enforcement under subsection (a) above, if Elanco does not notify Tarsus of its intention to enforce against such alleged infringement or misappropriation within [***] days of the date Elanco becomes aware of such alleged infringement or misappropriation, or does not commence prosecution of such claim within [***] days after the date Elanco becomes aware of such alleged infringement or misappropriation, then, Tarsus shall have the right, but not the obligation, to prosecute such claim at its own expense and utilizing counsel of its choice.

(c)    The enforcing Party shall regularly update the other Party in writing with respect to the status of any such enforcement actions. Any recovery of damages by shall be applied (i) first, in satisfaction of any unreimbursed expenses and legal fees of the enforcing Party, (ii) second, in satisfaction of any unreimbursed expenses and legal fees of the other Party, and (iii) third, if additional recoveries remain after all of the unreimbursed expenses and legal fees are fully paid as set forth in (i) and (ii), the balance remaining with respect to any such recovery shall be retained by (or paid by Elanco to, as the case may be) Tarsus and such amount shall be treated as Net Sales and subject to the payment of royalties pursuant to Section 6.3.

(d)    At the request of the Party bringing the action, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party plaintiff to the action if required to obtain necessary standing.

7.3    Improvements. Elanco shall own any invention conceived by or for Elanco from the use of the Compound or otherwise derived by or for Elanco from the Compound (“Elanco Improvements”). Tarsus shall own any invention conceived by or for Tarsus from the use of the Compound or otherwise derived by or for Tarsus from the Compound (“Tarsus Improvements”). To the extent any Research Invention (as such term is defined in the MTA) exists, Elanco hereby assigns such Research Invention to Tarsus. Tarsus hereby grants Elanco a royalty-free, perpetual license to the Research Inventions and Tarsus Improvements for applications outside the Field). Such license shall be exclusive in animal health (which, for the avoidance of doubt, excludes any applications in humans) and non-exclusive in all other applications outside the Field. This Section 7.3 amends and supersedes Section 7 of the MTA entirely, such that Section 7 of the MTA shall have no further force or effect.

8.    MANUFACTURE AND SUPPLY.

8.1    Initial Supply Terms. Each calendar quarter, Tarsus shall supply Elanco with a written, non-binding forecast showing good faith estimations of its (and its Affiliates’ and sublicensees’) quarterly requirements for the Compound for the following four (4) calendar quarters (the “Forecast”). Elanco shall manufacture (or have manufactured) and supply to Tarsus quantities of the Compound as and when reasonably requested by Tarsus to the extent within the Forecast. Tarsus’s price for all Compounds purchased pursuant to this Section 8.1 shall be the price at which Elanco purchases such Compound plus [***] percent thereof.

8.2    Manufacturing and Supply Agreement. The Parties agree to enter into a good-faith more detailed manufacturing and supply agreement within a reasonable timeframe. The supply agreement should provide for a stated supply price (which price shall represent a small markup over Elanco’s costs).

8.3    Change of chemistry.

(a)    Tarsus acknowledges and agrees that Elanco shall be free to use alternate chemistry and improve the Compound in its sole discretion without Tarsus consent.

(b)    Elanco shall provide Tarsus with [***] days prior notice (the “Compound Change Period”) if Elanco will cease to provide any Compound previously provided to Tarsus pursuant to a chemical change and will supply Tarsus with any quantities of such Compound requested by Tarsus during the Compound Change Period (even if such quantities exceed the amount projected in the Forecast).

8.4    Have Made Rights. For clarity, Section 2.1 grants Tarsus the right to have a third party make the Compound for Tarsus. Elanco must approve such third party supplier unless: (a) the transfer to the supplier qualifies as Sensitive Transfer); or (b) such supplier is reputable and credible. Such approval shall not be unreasonably withheld, conditioned, or delayed. For all purposes of the foregoing, the following entities and their Affiliates shall be deemed credible and reputable (and shall not require Elanco consent): [***] (or any Affiliate of the foregoing), [***].

9.    INDEMNIFICATION; INSURANCE.

9.1    Indemnification by Elanco. Elanco shall indemnify, defend and hold harmless Tarsus, its Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns against all third party losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses (collectively, “Losses”), resulting from (a) any action instituted against any of them by any Third Party arising out of from Elanco’s breach of any representation, warranty or obligations pursuant to this Agreement, or (b) the gross negligence or willful misconduct of Elanco, except, in each case, to the extent such Losses are Losses for which Tarsus is obligated to indemnify Elanco pursuant to Section 9.2 or to the extent such Losses arise from the breach by Tarsus or its Affiliates of its representations, warranties or obligations under this Agreement or from the failure of any sublicensees to comply with any obligations required of sublicensees under this Agreement.

9.2    Indemnification by Tarsus. Tarsus shall indemnify, defend and hold harmless Elanco, its Affiliates, and its and their respective officers, directors, employees, agents, successors and assigns against all Losses resulting from (a) Tarsus’s breach of any representation, warranty or obligations pursuant to this Agreement, ,(b) the gross negligence or willful misconduct of Tarsus; or (c) the development, making, having made, using, having used, leasing, importing, offering to sell, selling and/or having sold, any Compound or Licensed Product by Tarsus, its Affiliates and sublicensees or the failure of any of them to comply with Applicable Law in connection with any such activities, except, in each case, to the extent Elanco is required to indemnify Tarsus under Section 9.1 for such Losses or to the extent such Losses arise from the breach by Elanco or its Affiliates of its representations, warranties or obligations under this Agreement.

9.3    Indemnification Procedure. The indemnified party shall promptly notify the indemnifying party in writing of any action for which it intends to seek indemnification hereunder and cooperate reasonably with the indemnifying party at the indemnifying party’s sole cost and expense. The indemnifying party shall have the right, within thirty (20) days after being so notified, to assume the defense of any action with counsel of its choice that is reasonably satisfactory to the indemnified party. The indemnifying party shall not settle any action in a manner that adversely affects the rights of any indemnified party without the indemnified party’s prior written consent, which consent shall not be unreasonably withheld or delayed. The indemnified party’s failure to provide prompt notice to the indemnifying party of any action shall not relieve the indemnifying party of its obligations under this Section 9.3 except to the extent that the indemnifying party can demonstrate that it has been materially prejudiced as a result of the failure. Subject to the indemnifying party’s right to control the defense and settlement thereof, the indemnified party may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing. A Party shall not be responsible for the indemnification or defense of the other Party to the extent arising from any negligent or intentional acts by such Party, or the breach by such Party of any representations, obligations or warranty under this Agreement, or any claims compromised or settled without prior written consent.

9.4    Limitation of Liability. Except with respect to a breach of Section 10, or a Party’s liability pursuant to Section 9 or Section 7.2, neither Party shall be liable for special, incidental, consequential, exemplary, punitive, or other indirect or remote damages, or loss of profits, loss of data or loss of use damages arising in any way out of this Agreement or the exercise of its rights hereunder, whether based upon warranty, contract, tort, strict liability or otherwise.

10.    CONFIDENTIALITY.

10.1    Non-Disclosure and Non-Use. Each Receiving Party shall:

(a)    not disclose any Confidential Information of the Disclosing Party to any Person other than (i) Persons who have a “need to know” such information for purposes of the Receiving Party’s performance or exercise of rights under this Agreement, and (ii) any Affiliates or sublicensees (or potential sublicensees) of the Receiving Party or other Persons working on the Receiving Party’s behalf (including without limitation consultants, contract manufacturers, and independent contractors), provided that any such Person agrees to be bound by terms and conditions no less stringent than those set forth in this Section 10; and

(b)    not use any Confidential Information of the Disclosing Party for any purpose other than in connection with performing its obligations or exercising its rights under this Agreement.

10.2    Disclosure Required by Applicable Law. Section 10.1 shall not apply to Confidential Information which the Receiving Party is required by Applicable Law (including, without limitation, any reporting requirements arising under the federal securities laws or the regulations promulgated by any national securities exchange on which securities of the Receiving Party are traded), court order, or similar requirements to disclose, provided that the Receiving Party:

(a)    provides the Disclosing Party with prompt written notice thereof such that the Disclosing Party may seek a protective order or other appropriate remedy with respect to such Confidential Information, including, without limitation, confidential treatment to the extent available under any Applicable Law, and the Receiving Party shall provide the Disclosing Party with reasonable cooperation in order to obtain such a protective order or other remedy, including confidential treatment, and

(b)    discloses only that portion of the Confidential Information that is legally compelled to disclose.

10.3    Permitted Disclosures. Section 10.1 shall not prevent either Party from (a) preparing, filing, prosecuting, defending or maintaining Licensed Patents, (b) disclosing Confidential Information to Regulatory Authorities to the extent the Receiving Party reasonably believes it is required or desirable in connection with clinical testing of any Licensed Product or to secure Regulatory Approval for the development or marketing of any Licensed Product, (c) disclosing Confidential Information to the extent required by the Securities and Exchange Commission or applicable tax authorities, (d) disclosure to a Third Party in connection with due diligence by such Third Party, and disclosure to potential Third Party investors in confidential financing documents, provided that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use, to the extent possible.

11.    TERM; TERMINATION.

11.1    Term; Expiration. This Agreement shall commence on the Effective Date and, unless sooner terminated as provided hereunder, shall expire on a Licensed Product-by-Licensed Product and country-by-country basis upon the expiration of the Royalty Term with respect to such Licensed Product in such country. Following such expiration of the Royalty Term, the license granted by Elanco to Tarsus in Section 2.1 with respect to such Licensed Product in such country shall become fully-paid, royalty-free, worldwide, exclusive, and perpetual.

11.2    Termination.

(a)    Upon any material breach or default of this Agreement by a Party, the other Party shall have the right to terminate this Agreement upon giving sixty (60) days’ prior written notice thereof to the breaching Party. Such termination shall become effective thirty (30) days after at the end of such sixty (60) day period unless the breaching Party shall have cured any such breach or default prior to the expiration of such sixty (60) day period; or if such breach cannot be reasonably cured within sixty (60) days, but the breaching Party has commenced reasonable actions to cure such breach, then such longer period as may be required to cure such breach provided that the breaching Party continues to diligently cure such breach. If the material breach or default by the breaching Party applies only to a given country, the other Party may only terminate this Agreement with respect to such country and thereafter the Territory shall no longer include the country in which such termination has occurred.

(b)    No such termination by a Party pursuant to Section 11.2(a) shall be effective prior to the resolution of any dispute with respect to the occurrence of any material breach of or default under this Agreement as to which such Party seeks to exercise such right of termination. If as a result of such dispute resolution process it is determined that a Party’s notice of breach was proper, then such notice shall be deemed to have been effective if the breaching Party fails thereafter to cure such breach in accordance with the determination made in the resolution process within the applicable cure period following such determination. If as a result of such dispute resolution process it is determined that the notice of breach was improper, then no such notice shall be deemed to have been effective and this Agreement shall remain in effect. All of the terms and conditions of this Agreement shall remain in full force and effect during the pendency of such dispute resolution process.

(c)    Tarsus may terminate this Agreement immediately upon notice to Elanco within thirty (30) business days after the Effective Date: (a) if, in Tarsus’s reasonable discretion, the Regulatory Materials reveal any fact that would adversely affect the development and/or regulatory approval of a Licensed Product in any way; or (b) Regulatory Materials Receipt does not occur within twenty (20) days after the Effective Date.

(d)    If Tarsus or any of its Affiliates or sublicensees, directly or indirectly, (i) initiates or requests an interference or opposition proceeding with respect to any Licensed Patents; (ii) makes, files or maintains any claim, demand, lawsuit, or cause of action to challenge the validity or enforceability of any Licensed Patents; or (iii) opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Licensed Patents (any of (i) – (iii) a “Challenge”), Elanco shall have the right to terminate this Agreement upon thirty (30) days written notice to Tarsus. Any such termination shall only become effective if Tarsus or its Affiliate or sublicensee, as applicable, has not withdrawn such action before the end of the above notice period. Notwithstanding the foregoing, Elanco may not terminate this Agreement for a direct or indirect Challenge made by a sublicensee if Tarsus terminates the sublicense to such sublicensee within thirty (30) days after Elanco notifies Tarsus of such Challenge.

11.3    Effect of Expiration or Termination.

(a)    Upon termination of this Agreement for any reason, the license (and sublicense) granted to Tarsus under Section 2.1 shall terminate in full with respect to the country(ies) and Licensed Product(s) which are the subject of such termination.

(b)    Notwithstanding subsection (a) above, Tarsus, its Affiliates and/or any sublicensee thereof may elect to sell all finished Licensed Products and any Licensed Products in the process of manufacture at the time of such termination for a period not to exceed [***] months after such termination, provided that Tarsus shall pay or cause to be paid to Elanco all royalty payments in accordance with Section 6.3 with respect thereto.

(c)    Upon termination of this Agreement for any reason and following any request by the relevant sublicensee (provided that such sublicensee is then in compliance with the applicable terms of this Agreement in all material respects), any sublicense of the Licensed IP shall become a direct license between such sublicensee and Elanco (but shall not obligate Elanco beyond the terms of this Agreement) and such sublicensee shall assume all of Tarsus’s payment obligations to Elanco under this Agreement with respect to such sublicensee’s activities (and those of its Affiliates and sublicensees).

(d)    Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination or expiration. Additionally, the following terms shall survive termination or expiration of this Agreement: Sections 2.2 (unless terminated by Tarsus pursuant to Section 11.2(a)), 6.6, 6.7, 9, 10, 11, and 13. Termination or expiration of this Agreement shall not affect or prejudice any right of either Party to receive payments due hereunder or for which the event giving rise to such payment obligation has occurred prior the effectiveness of such termination or expiration or preclude or hinder the terminating Party from also bringing, amending or pursuing an action against the other Party for damages and all other available legal and equitable remedies.

(e)    Upon termination of this Agreement by Elanco under Section 4.4 (a) or Section 11.2 (a) Tarsus shall as soon as reasonably practicable provide Elanco with copies of all documented technical and other information Controlled by Tarsus that is both: (i) specific to preclinical documentation and technical information with respect to a Licensed Product; and (ii) which are necessary for the development, manufacture and commercialization of the Licensed Product. Notwithstanding the foregoing, Tarsus shall have no obligation to provide any Regulatory Materials or clinical information or data and Elanco shall have no right to (and shall not) reference any Regulatory Materials of Tarsus after such termination.

(f)    Upon termination of this Agreement by Elanco under Section 4.4(a) or Section 11.2(a) or Section 11.2(d), Tarsus shall promptly return all Confidential Information of Elanco.

12.    REPRESENTATIONS AND WARRANTIES.

12.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a)    Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

(b)    Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)    No Conflict. It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement.

12.2    Additional Representations and Warranties of Elanco. Elanco represents and warrants to Tarsus as of the Effective Date that:

(a)    it has all rights under the Licensed IP to grant the licenses to Tarsus as purported to be granted pursuant to this Agreement (including, without limitation, without any payment to any Third Party);

(b)    it has not received any written notice from any Third Party asserting or alleging that any research or development of any Licensed Product by or on behalf of Elanco prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;

(c)    there are no actual, pending, alleged or, to Elanco’s knowledge, threatened adverse actions, suits, claims, interferences or formal governmental investigations involving the Licensed Products and/or the Licensed IP by or against Elanco in or before any court or governmental authority;

(d)    there are no patents or patent applications Controlled by Elanco or its Affiliates, other than the Licensed Patents, that would prevent Tarsus or its Affiliates or sublicensees from developing, manufacturing and/or commercializing Licensed Products as set forth herein or from exploiting the rights granted under Section 2.1; and

(e)     the Licensed Patents cover the Compound.

12.3    Additional Representations, Warranties and Covenants of Tarsus.

Tarsus represents, warrants and covenants that:

(a)    to its knowledge, no employee, consultant, contractor, agent, or other representative performing services under this Agreement or any agreement between Tarsus and any other Party contracted by Tarsus to perform work hereunder has been debarred or disqualified, or is under investigation for being debarred or disqualified by the FDA, EMEA, or other regulatory authority. Tarsus agrees to promptly notify Elanco if it learns of any such action; and

(b)    as of the Effective Date, it has (or reasonably believes it can obtain or contract third parties to provide) the capability, resources, and expertise to fulfill its obligations under this Agreement in compliance with Applicable Law to the extent such capability, resources, and expertise would reasonably be possessed by a company in a similar stage of financing and development as Tarsus.

12.4    No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 12, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF EITHER PARTY. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

13.    MISCELLANEOUS.

13.1    Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. Each Party’s performance under this Agreement is that of a separate entity.

13.2    Assignment. Elanco shall be entitled to freely assign this Agreement or any portion thereof. Tarsus shall not be entitled to assign its rights hereunder without the express written consent of the other Party, except that Tarsus may assign this Agreement: (a) to any of the following entities or any of their Affiliates: [***]; or any entity listed on a publicly traded exchange and with a market capitalization in excess of $[***] (each of the foregoing, a “Permitted Assignee”); or (b) to an Affiliate.

13.3    Further Assurances. At any time or from time to time after the Effective Date, each Party, at the other Party’s reasonable request, shall execute and deliver such other documents, agreements and instruments (including instruments of sale, transfer, conveyance, assignment and confirmation), provide such materials and information and take such other actions as the other Party may reasonably deem necessary or desirable in order more effectively effectuate the transactions contemplated by this Agreement.

13.4    Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

(a)    In the case of Tarsus, to:

    Attn:

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin and Hachigian LLP

3570 Carmel Mountain Rd

San Diego, CA 92130

Attn: Brendan C. McCarthy

Email: [***]

(b)    In the case of Elanco, to:

Elanco US Inc.

2500 Innovation Way N

Greenfield IN 46140

Attn: Edward D McGruder

Email: [***]

with a copy to:

Elanco US Inc.

2500 Innovation Way N

Greenfield IN 46140

Attn: General Patent Counsel

Email:

or to such other address for such Party as it shall have specified by like notice to the other Party. If delivered personally, the date of delivery shall be deemed to be the date on which such notice or request was given, unless otherwise set forth in this Agreement. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service, unless otherwise set forth in this Agreement. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service, or the foreign equivalent thereto, unless otherwise set forth in this Agreement.

13.5    Public Announcements. Except as required by Applicable Law (including, without limitation, disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by Elanco are traded) and as permitted by Section 10.3, neither Party shall make any public announcement that the Parties have entered into this Agreement, without the prior written consent of the other Party (which shall not be unreasonably withheld). A Party shall be deemed to provide consent to any public announcement if it does not notify the other Party of its rejection within ten (10) days after receiving such proposed public announcement.

13.6     Waiver; Remedies. A waiver by either Party of any of the terms and conditions of this Agreement in any instance must be made expressly in writing and signed by an authorized representative of such Party. Any such waiver shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

13.7    Severability. Each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

13.8    Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

13.9    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to its principles of conflicts of laws.

13.10    Entire Agreement. This Agreement, together with the Exhibits hereto, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions, negotiations and agreements between them related to the subject matter hereof. For clarity, this Agreement supersedes and replaces the Confidentiality Agreement as of the Effective Date.

13.11    Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and permitted assigns. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any Third Party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, which right, benefit or remedy such Third Party would not have independent of this Agreement.

13.12    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

13.13    Interpretations and Definitions. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement. All words and defined terms used in this Agreement shall have the same meaning whether used in the singular or plural form. When used in this Agreement, (a) the term “day” or “days” shall mean calendar days, unless otherwise indicated herein, and (b) the term “including” means “including, without limitation.” This Agreement has been prepared jointly and shall not be strictly construed against either Party.

REMAINDER OF PAGE INTENTIONALLY BLANK.

SIGNATURE PAGE FOLLOWS.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

TARSUS PHARMACEUTICALS, INC.

By:	/s/ Bobak Azamian

Name:	Bobak Azamian

Title:	Chief Executive Officer

ELANCO TIERGESUNDHEIT AG

By:	/s/ Nilesh Ambani

Name:	Nilesh Ambani

Title:	Director

Exhibit A

Licensed Patents

[***]

Exhibit B

Diligence Milestones

Diligence Milestone	Achievement Deadline

[***]	[***] months from agreement date

[***]	[***] months

[***]	[***] years

[***]	[***] years

Exhibit C

Dermatology Milestones

Diligence Milestone	Achievement Deadline

[***]	[***] months from agreement

[***]	[***] months

[***]	[***] years

[***]	[***] years

Exhibit D

Summary of the intended development and commercialization activities.

[***]